Exhibit 99.1

            InterDigital Announces Organizational Change


    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Oct. 25, 2005--InterDigital Communications Corporation (Nasdaq:IDCC) today announced that Dr. Robert DiFazio will assume the administrative duties for the company's Chief Technology Office until a successor has been identified. This appointment follows the departure of Dr. Alain Briancon, the company's former Chief Technology Officer. Dr. DiFazio, a Fellow (the highest technical staff position within InterDigital), has worked on advanced 3G solutions with the company since 2001. The company has commenced a search for a new Chief Technology Officer who will provide the strategic technical vision for the company going forward.
    InterDigital's President and Chief Executive Officer William J. Merritt commented, "Bob's insights and views on the evolution of advanced wireless systems have been instrumental in guiding the paths of our key technology solutions. We are confident that with his assumption of the duties in the Office of the Chief Technology Officer, he will continue to provide technology vision for the company. Also, we are grateful for Alain's efforts during a time in which InterDigital expanded its role as a central player in 3G technologies."
    Dr. DiFazio brings to InterDigital more than twenty-five years experience in the research, design, implementation, and testing of wireless systems for commercial and military applications. In his present role, Dr. DiFazio oversees the UMTS WCDMA modem projects, contributes to the expansion and evaluation of the patent portfolio, maintains technology and product roadmaps and participates in collaborative research with universities. Before Joining InterDigital, Dr. DiFazio spent more than 20 years at BAE Systems. Throughout his career he has been involved in the development and introduction of new technologies and products. Dr. DiFazio earned his Ph.D. from Polytechnic University (Brooklyn, NY) where he currently serves as an adjunct professor. In addition, he serves on the Industry Advisory Committee for the Polytechnic Department of Electrical Engineering and Computer Science and also serves on the Industry Advisory Board for the New York Institute of Technology. He is a Senior Member of the IEEE and holds four issued and seventeen pending U.S. patents.

    About InterDigital

    InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. The company offers technology and product solutions for wireless applications that deliver time-to-market and cost advantages, as well as performance improvements and product differentiation opportunities for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G, 3G and 802 standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.


    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             dawn.goldstein@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com